Exhibit 99

Dear Shareholder:

Enterprise Bancorp, Inc. reported net income for the year ended December 31, 2004 of  $7.507 million, compared to $6.945 million for 2003, an increase of $562 thousand, or 8%.  Net income for the three months ended December 31, 2004 was $2.004 million, compared to $1.880 million for the 2003 period, an increase of $124 thousand, or 7%.  The increase over the prior twelve-month period was due primarily to increased net- interest income and lower tax expenses(1), which were offset partially by decreased net gains on sales of investment securities and residential mortgage loans, and increases in non-interest expenses and the provision for loan losses.  The increase in non-interest expenses was impacted by our recent strategic growth initiatives, including our branch expansion in 2004 in the new markets of Andover and Salem, New Hampshire.

Total assets increased 13% over the prior year, amounting to $848.2 million at December 31, 2004.  Total loans increased to $570.5 million at December 31, 2004, up 17% over December 31, 2003 levels.  Deposits plus repurchase agreements totaled $770.4 million, an increase of 16% versus the prior year. Combined total assets, investment assets under management, and mortgage loans serviced for others increased 7% since December 31, 2003, and amounted to $1.227 billion at December 31, 2004.

Growth and expansion has created the need to reorganize our executive management structure and titles to deal most efficiently with the daily operations of our organization, and to best position the bank to take full advantage of business opportunities that lie ahead.  Several executive changes were approved at the December 14 meeting of the Board of Directors.  President and Chief Lending Officer Richard Main was elected Chairman of the Executive Committee of the Board of Directors of Enterprise Bancorp, Inc. and Enterprise Bank.  In addition to strategic planning initiatives and other responsibilities, the Executive Committee’s role includes loan approval and lending-related issues.  Richard will also assume the Presidency of Enterprise Bancorp, Inc., the bank’s holding company.  Executive Vice President Jack Clancy was named EVP and Chief Operating Officer of both Enterprise Bank and Enterprise Bancorp, Inc. and most non-lending areas of the bank now report to Jack.  Jim Marcotte was named Executive Vice President of Enterprise Bank and Enterprise Bancorp, Inc., and along with his current title of Chief Financial Officer, Jim was appointed Treasurer.

Enterprise has grown significantly from its original shareholder investment of $15.5  million to a bank with a market value today in excess of $110 million, with total assets under management of $1.2 billion. Although Enterprise Bancorp, Inc. has always been a public company, our shares have not traded on a public market place.  In recognition of our growth, and in an effort to improve the ability of our shareholders to buy and sell shares of Enterprise stock, we have decided to list our stock on the NASDAQ National Market.  This will allow shareholders the benefit of being able to buy or sell shares of Enterprise stock in a convenient manner directly through their broker.  Another benefit that shareholders will receive from this change is that they will be able to monitor the value of their shares on a daily basis.  It is common for banks our size to list their shares for public trading in order to provide improved stock liquidity to shareholders.  Enterprise Bancorp, Inc. stock will be listed as “EBTC” on the NASDAQ National Market. We anticipate that this listing will take effect on February 14, 2005.  Please review the enclosed materials which provide more detailed information of this change.

1

The Enterprise Bankers recently opened our thirteenth branch office at 130 Main Street in Salem, marking our entry into the thriving Southern New Hampshire market.  With the holiday season in full swing, we conducted a “soft opening” on December 6 and on January 11, officially hosted our “Grand Opening” festivities before a large crowd of business, civic and community leaders, customers and friends.  To date, the Salem team has welcomed scores of strong commercial account relationships to the bank.  Aggressive customer-calling efforts are currently underway, and recently we began a highly-visible newspaper and direct mail campaign.  We hope all shareholders will take a few moments to visit our new Salem office. Senior Vice President Peter Rayno and Vice President/ Branch Relationship Manager Susan Covey look forward to welcoming you to their new home, and to introducing you to our Salem team.

Plans continue on schedule for a late spring opening of our Tewksbury Center office, and later in 2005, we anticipate relocating our Andover branch to our new offices at 8 High Street in Andover.  We will share more information about our plans for both new locations in the months ahead.

In late March, we will be sending our 2004 annual report to all shareholders, as well as proxy materials in preparation for Enterprise Bancorp, Inc.’s annual meeting scheduled for Tuesday, May 3 at 4 p.m. at the American Textile History Museum, 491 Dutton Street, Lowell, MA.  We look forward to this special opportunity to meet with shareholders and discuss plans for the bank’s continued growth and profitability.  We are proud to be the region’s largest independent commercial bank.  2004 has been a successful year, and we look forward to the many new business opportunities that we believe 2005 holds in store for our bank.

Sincerely,

/s/ George L. Duncan	/s/ Richard W. Main	/s/ John P. Clancy, Jr
George L. Duncan	Richard W. Main	John P. Clancy, Jr.
Chairman/CEO	President/Chief Lending Officer	Executive Vice
President/Chief
Operating Officer

(1) In 2003, the company recorded tax expense of approximately $1.1 million related to prior periods.  This expense resulted from retroactive assessments, for 1999 through 2002, related to changes in Massachusetts tax laws and a subsequent settlement agreement reached between the Massachusetts Department of Revenue and approximately sixty-five Massachusetts banks.

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Enterprise Bancorp, Inc. and Subsidiaries

STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
INTEREST AND DIVIDEND INCOME
Loans	$8,704	$7,288	$32,280	$28,274
Investment securities	1,784	1,728	7,095	7,714
Short term investments	161	110	393	353

Total interest and dividend income	10,649	9,126	39,768	36,341

INTEREST EXPENSE
Deposits	1,682	1,552	6,339	6,720
Repurchase agreements	10	2	46	11
Federal Home Loan Bank borrowings	4	11	86	81
Junior subordinated debentures	294	294	1,177	1,177

Total interest expense	1,990	1,859	7,648	7,989

NET INTEREST INCOME	8,659	7,267	32,120	28,352

Provision for loan losses	300	242	1,650	1,075

Net interest income after provision for loan losses	8,359	7,025	30,470	27,277

Non-interest income	1,435	1,637	6,071	6,580
Net gains on sales of investment securities	268	281	906	2,150
Operating expenses	(6,941)	(6,034)	(25,687)	(23,342)

Income before provision for income taxes	3,121	2,909	11,760	12,665

Provision for income taxes	1,117	1,029	4,253	5,720

NET INCOME	$2,004	$1,880	$7,507	$6,945

EARNINGS PER SHARE
Basic earnings per common share	$0.54	$0.52	$2.06	$1.95

Diluted earnings per common share	$0.52	$0.50	$1.97	$1.87

Dividend per common share (1)	$—	$—	$0.43	$0.38

Basic weighted average common shares outstanding(2)	3,680,649	3,593,084	3,647,380	3,565,752

Diluted weighted average common shares outstanding	3,832,607	3,762,181	3,806,598	3,712,385

(1)          Annual dividends are generally declared in the second quarter of each fiscal year.

(2)          Weighted average common shares outstanding have increased due to the exercise of employee stock options and reinvestment of dividends from the dividend reinvestment plan.

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Enterprise Bancorp, Inc. and Subsidiaries

BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	December 31, 2004	December 31, 2003
ASSETS
Cash and due from banks	$25,180	$31,102
Short term investments	40,290	14,000
Investment securities	187,601	196,308
Loans	570,459	488,839
Allowance for loan losses	(10,923)	(9,986)
Net loans	559,536	478,853
Bank premises and equipment	11,914	12,429
Intangible assets	6,397	6,530
Other assets	17,253	12,323

TOTAL ASSETS	$848,171	$751,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$768,644	$660,824
Repurchase agreements	1,718	954
Federal Home Loan Bank borrowings	1,933	20,470
Junior subordinated debentures	10,825	10,825
Other liabilities	3,367	3,722
Total liabilities	786,487	696,795

Stockholders’ equity	60,043	52,511
Net unrealized appreciation on investment securities, net of taxes	1,641	2,239
Total stockholders’ equity	61,684	54,750

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$848,171	$751,545

Investment assets under management	$363,250	$375,297

Mortgage loans serviced for others	$15,106	$15,077

Total assets, investment assets under management and mortgage loans serviced for others	$1,226,527	$1,141,919

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Important Information related to Enterprise Bancorp’s listing on the NASDAQ

National Market under the stock symbol EBTC:

February 4, 2005

Dear Shareholder:

As shareholders of Enterprise Bancorp, Inc., we have celebrated many success stories together since our bank first opened on January 3, l989. Today, we are proud to inform you of another significant milestone in the history of our bank.

The past sixteen years have been a period of tremendous growth and accomplishment at Enterprise Bank.  Enterprise has grown significantly from its original shareholders investment of $15.5 million to a bank with a market value today in excess of $110 million, and total assets under management of $1.2 billion. Although Enterprise Bancorp, Inc. has always been a public company, our size and lack of stock-trading activity have precluded us from listing our shares for trading on a public marketplace.  In recognition of our growth, and in an effort to improve the ability of our shareholders to buy and sell shares of Enterprise stock, our Board of Directors has decided to list our stock on the NASDAQ National Market.  This will allow shareholders the benefit of being able to buy or sell shares of Enterprise stock in a more convenient manner directly through their broker.  Another benefit that shareholders will receive from this change is that they will be able to monitor the value of their shares on a daily basis.  It is common for banks our size to list their shares for public trading in order to provide stock liquidity to shareholders, and we believe that our NASDAQ listing will provide our shareholders the benefits of a public marketplace as we continue to grow as a strong, independent community bank.

We anticipate that this listing will take effect on February 14, 2005 (Valentine’s Day).  Enterprise Bancorp, Inc. stock will trade under the stock symbol EBTC on the NASDAQ National Market.  We have included below some frequently asked questions and answers to provide additional information to our shareholders.

How will this affect the stock I own in Enterprise Bancorp, Inc.?

The number of shares of stock you hold, your ownership or your ownership percentage in Enterprise Bancorp, Inc., will not be affected by this change.   The only change will be that shareholders will now be able to buy or sell shares in a convenient manner directly through their broker.

When will this change take effect?

We anticipate that our stock will begin trading on the NASDAQ National Market on February 14, 2005.

How will this affect my ability to buy or sell Enterprise Bancorp, Inc. shares?

This will allow shareholders and potential shareholders the benefit of being able to buy or sell shares of Enterprise stock in a convenient manner directly through their broker.  Until now, shares of Enterprise stock have been bought and sold with transactions negotiated privately between individual shareholders.

Why is Enterprise making this change now?

As noted above, it is common for banks our size to list their shares for public trading in order to provide stock liquidity to shareholders.  Enterprise has grown significantly from its original shareholder investment of $15.5 million to a bank with a market value today in excess of $110 million, with total assets under management of $1.2 billion.  Many of our shareholders have had the value of their stock in Enterprise grow significantly over the past 16 years.  During this period, the number of shareholders and shares outstanding have also grown.  We feel that it is important to provide our shareholders with the ability to buy and sell shares directly through their broker.

If I want to sell or buy shares who do I call?

You can contact any stockbroker to assist you with purchase or sale transactions of Enterprise stock.

How will this affect Enterprise Bank?

We believe that our NASDAQ National Market listing will provide improved stock liquidity for our shareholders as we continue to grow as a strong, independent community bank.   Enterprise Bancorp, Inc. has always been a public company owned by its shareholders, and as such, its requirements to meet SEC guidelines and filing requirements have not changed.

How will I be able to find out the value of my Enterprise Bancorp, Inc. stock?

One additional benefit that shareholders will receive from this change is that they will be able to monitor the value of their shares on a daily basis.  NASDAQ National Market stock quotes can be found easily in most newspapers and on the Internet.

Will this affect the price of my stock?

The listing on the NASDAQ National Market should not affect the price of Enterprise’s stock.  The stock price will be determined by the marketplace based on transactions between buyers and sellers of Enterprise stock.  As is true with any stock, and has been true of Enterprise Bancorp, Inc. stock, whether on a public marketplace or not, the stock price may fluctuate depending on many factors including industry trends, the company’s operating results and financial condition, and general economic and stock market trends.

What stock symbol will the company trade under?

The stock will be traded under the symbol EBTC.

Why did Enterprise Bancorp, Inc. choose the NASDAQ National Market to list the stock?

The Company evaluated marketplace alternatives considering such factors as company size, and the ability of the marketplace to provide liquidity to our shareholders. We determined that the NASDAQ National Market was the preferred alternative for our stock.

How will this affect the company’s dividends?

This NASDAQ National Market listing will not impact the company’s dividend policy, or its dividend reinvestment plan. As it has in the past, the company expects to pay an annual dividend; however, the amount and timing of any declaration and payment of dividends by the Board of Directors will continue to depend on a number of factors, including capital requirements, the tax effect on shareholders, regulatory limitations, the company’s operating results and financial condition, anticipated growth of the company and general economic conditions.  The company paid its thirteenth consecutive annual dividend of $0.43 per share on June 25, 2004, which represented a 13% increase over the company’s 2003 annual dividend of $0.38 per share.

Who should I call if I have any questions related to the listing of the stock on the NASDAQ National Market?

Please feel free to contact Chief Operating Officer Jack Clancy at (978) 656-5502, Chief Financial Officer Jim Marcotte at (978) 656-5614, President Richard W. Main at (978) 656-5511 or me at (978) 656-5501 with any questions you have in this area.

The past sixteen years have been a period of tremendous growth and accomplishment at Enterprise Bank.   Without you, our shareholders, Enterprise Bank would not have been established.   None of our growth and expansion would have happened, and the communities in which we operate would not have fared as well, or prospered as much.   Your investment in Enterprise Bancorp Inc. has been a catalyst for success in many ways, and your commitment and dedication over the years have assured our position as a strong, independent community bank.   The recent decision by our Board of Directors to list Enterprise on the NASDAQ National Market is but another milestone in Enterprise’s ongoing success story.  Thank you for your continued support.

Sincerely,

/s/ George L. Duncan
George L. Duncan
Chairman and CEO